Exhibit 10.5

AMENDMENT TO COMMERCIAL LEASE

This Amendment to Commercial Lease (the “Amendment”) is made as of the 18 day of March, 2008, by and between Canvasback Real Estate & Investments, LLC (“Lessor”) and Luna Innovations, Incorporated (“Lessee”).

WITNESSETH

WHEREAS, Lessor and Lessee entered into that certain Commercial Lease dated as of March 19, 2007 for the premises located at 706 Forrest Street, Suite 1, Charlottesville, Virginia 22903 (the “Lease”)

WHEREAS, Lessor and Lessee have agreed to amend the Lease as set forth herein below

Now, therefore, in consideration of the payment of rent and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Paragraph 4 of the Lease is hereby deleted in its entirety and replaced with the following:

“4. Term

The Lease shall be for a term of ninety one (91) months beginning on the first day of May 2007 and shall end at 5:00 p.m. on the 31st day of December 2014. Lessee shall have the option to extend the lease for five (5) years at the same terms and conditions, with an annual percentage rate increase of 4%.”

2. Paragraph 5 of the Lease is hereby deleted in its entirety and replaced with the following:

“5. Rent”

Period	Monthly Rent	Period Cost
05-1-2007 through 12-31-2007	$15,000.00	$120,000.00
01-1-08 through 12-31-08	$15,000.00	$180,000.00
01-1-09 through 12-31-09	$16,200.00	$194,400.00
01-1-10 through 12-31-10	$22,000.00	$264,000.00
01-1-11 through 12-31-11	$22,880.00	$274,560.00
01-1-12 through 12-31-12	$23,795.20	$285,542.30
01-1-13 through 12-31-13	$24,747.00	$296,964.00
01-1-14 through 12-31-14	$25,736.88	$308,435.52

3. Paragraph 14 of the Lease is hereby deleted in its entirety and replaced with the following:

“14. Utilities and Services

Lessee shall pay $1,300 per month to cover electric, water and sewer service for the premises for the period beginning on May 1, 2007 and ending December 31, 2009. Beginning January 1, 2010, Lessor shall become solely responsible for the payment of electric, water and sewer service for the premises. Lessee shall pay for gas, telephone, data lines, security systems, including removal of any waste materials, which are hazardous in nature, all pallets, excessive packaging material, and janitorial services upon execution of the lease (5-1-2007).”

4. Paragraph 30G of the Lease is hereby deleted in its entirety and replaced with the following:

“G. Notwithstanding the rent required to be paid hereunder, Lessor acknowledges and agrees that Lessee has the right to terminate this Lease, with no penalty, effective as of December 31, 3009, provided Lessee provides Lessor with written notice of Lessee election to terminate the Lease prior to September 1, 2009. After December 31, 2009, Lessor and Lessee agree that the Lessee may choose an early termination of the Lease with a written notice to the Lessor 120 days prior to the requested termination date. Lessor and Lessee further agree that Lessee shall pay 50% of the balance due Lessor on the remaining rent due for the full term of the Lease. Lessee agrees that all funds due to Lessor be paid in full prior to vacating the premises, if all funds are not received, as agreed, Lessor shall be entitled to be paid the entire amount of the original lease.”

5. Except as modified herein, the Lease remains unchanged and in full force and effect. This Amendment may be executed in counterparts, and facsimile signatures shall be deemed originals.

CANVASBACK REAL ESTATE & INVESTMENTS, LLC

By:	/s/ William J. Nitchmann
Its:	Manager

LUNA INNOVATIONS, INCORPORATED

By:	/s/ Scott A. Graeff
Its:	Chief Commercialization Officer